EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-199688 and Form S-8 333-221357) pertaining to ReWalk Robotics Ltd. 2006 Stock Option Plan, ReWalk Robotics Ltd. 2012 Equity Incentive Plan and ReWalk Robotics Ltd. 2014 Incentive Compensation Plan, as applicable, and the Registration Statement on Form S-3 (File No. 333-209833) of our report dated February 8, 2019, with respect to the consolidated financial statements of ReWalk Robotics Ltd. included in the annual report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
February 8, 2019	A Member of EY Global